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Exhibit 99(a)(1)(xxviii)

LOCKUP AGREEMENT

        This Lockup Agreement ("Agreement") by and between Next Level Partners, LLC ("Seller") and Motorola, Inc. ("Motorola") sets out the terms and conditions of the agreement by Seller to tender 2,434,897 shares of common stock, par value $0.01, (the "Shares") of Next Level Communications, Inc. ("Next Level") pursuant to the Offer (as defined below) made by Motorola, Inc. ("Motorola").

1.    The Offer and Acceptance

        1.1.    Tender Offer.    Motorola has made a tender offer to purchase all outstanding Shares, not owned by Motorola or its subsidiaries, pursuant an Offer to Purchase filed with the Securities and Exchange Commission on January 27, 2003, as the same has been amended from time to time (as so amended, the "Offer"). The Offer will be amended to provide for an Offer price of $1.18 per Share.

        1.2.    Deposit of Shares.    Subject to the terms and conditions hereof, Seller shall, no later than March 28, 2003, accept the Offer by depositing all 2,434,897 Shares owned by it and any additional Shares Seller may become beneficial owner of, including but not limited to the exercising of stock options or warrants ("Seller's Shares"), together with a completed and executed letter of transmittal similar in form to Exhibit (a)(l)(ii) in the Offer to Purchase with respect to Seller's Shares with Mellon Investor Services LLC.

        1.3.    Non-Withdrawal.    Subject to the terms and conditions hereof, Seller irrevocably agrees not to withdraw or take any action to withdraw any of Seller's Shares deposited pursuant to the Offer, notwithstanding any withdrawal rights it may have under the terms of the Offer or otherwise, unless this Agreement is terminated in accordance with its terms, prior to Motorola accepting for payment and paying for Seller's Shares pursuant to the Offer.

2.    Representations and Warranties

        2.1.    Representation and Warranties of Seller.    Seller hereby represents and warrants to Motorola that:

          (a)  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to sell Seller's Shares to Motorola pursuant to the Offer without the consent or approval of any other person that has not been obtained;

          (b)  the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Seller;

          (c)  Neither the execution and delivery of this Agreement by Seller nor consummation of the transactions contemplated hereby by the Seller (i) violates or conflicts with any provision of any certificate of incorporation, bylaws, certificate of formation, operating agreement or any other organizational document applicable to Seller, (ii) violates or conflicts with any law, statute, rule, regulation, judgment, order, injunction or decree applicable to the Seller, or (iii) violates, conflicts with, results in a breach of any provision of, constitutes a default under, or results in the termination of, any of the terms, conditions or provisions of any agreement or other obligation to which the Seller is a party;

          (d)  Seller has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general application limiting the enforcement of creditors' rights generally and to general principles of equity;

          (e)  Seller is, and upon the deposit of Seller's Shares under the Offer will be, the sole legal and beneficial owner of Seller's Shares, free and clear of all mortgages, liens, pledges, security interests, charges, encumbrances and any other rights of others; such Seller's Shares are all of the Shares owned directly or beneficially by Seller except as described in Section 4.11; and Seller has and will have the exclusive right to dispose of Seller's Shares pursuant to the Offer as provided in this Agreement; and

          (f)    Following acquisition of Seller's Shares by Motorola from the Seller pursuant to the Offer, Motorola will have good and legal title to Seller's Shares, free and clear of all mortgages, liens, pledges, security interests, charges, encumbrances and adverse claims, other than such mortgages, liens, pledges, security interests, charges, encumbrances and adverse claims that may be incurred by Motorola.

        2.2.    Representations and Warranties of Motorola.    Motorola hereby represents and warrants, that:

          (a)  Motorola is a corporation duly incorporated and validly existing under the laws of the State of Delaware and Motorola has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder without the consent or approval of any other person that has not been obtained;

          (b)  the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Motorola;

          (c)  Neither the execution and delivery of this Agreement by Motorola nor consummation of the transactions contemplated hereby Motorola (i) violates or conflicts with any provision of Motorola's Certificate of Incorporation or bylaws, (ii) violates or conflicts with any law, statute, rule, regulation, judgment, order, injunction or decree applicable to Motorola, or (iii) violates, conflicts with, results in a breach of any provision of, constitutes a default under, or results in the termination of, any of the terms, conditions or provisions of any agreement or other obligation to which Motorola is a party;

          (d)  Motorola has duly executed and delivered this Agreement and it constitutes a valid and binding obligation, enforceable against it, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to general principles of equity; and

          (e)  Motorola has sufficient funds, or has made adequate and binding arrangements to ensure that such funds are available, to make payment in full for all Shares offered to be acquired pursuant to the Offer.

        2.3.    Survival of Representations and Warranties.    The representations and warranties made by Seller and Motorola herein shall survive for a period of two years from the date hereof except the representations and warranties made by the Seller in Sections 2.l (e) and (f) which shall survive indefinitely.

3.    Termination

        3.1.    Termination by Seller.    Seller may, without prejudice to any other rights, terminate its obligations under this Agreement by notice to Motorola if (i) Motorola has not accepted for payment and paid for Seller's Shares pursuant to the Offer by May 30, 2003 or the price per Share contemplated by the Offer is lower than $1.18 per Share.

        3.2.    Termination by Motorola.    Motorola may, without prejudice to any other rights, terminate its obligations under this Agreement by notice to Seller if there is a material breach of this Agreement by Seller or if the Offer is unsuccessful.

4.    General

        4.1.    Expenses.    Motorola and Seller each shall pay its own legal, financial advisory and other costs and expenses incurred in connection with this Agreement and the Offer.

        4.2.    Assignment.    This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent will not be unreasonably withheld.

        4.3.    Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings with respect thereto.

        4.4.    Time.    Time shall be of the essence for this Agreement.

        4.5.    Notices.    All notices or other communications which are required or permitted hereunder shall be communicated and in writing to the addresses set out below or if sent by facsimile to:

      For Motorola:

      Motorola, Inc.
      1303 East Algonquin Road
      Schaumburg, Illinois 60196
      Attention: Michelle M. Warner, Esq.

      For Seller:
      Next Level Partners LLC
      c/o Spencer Trask & Co.
      535 Madison Avenue
      New York, NY 10022
      Attn: Kevin Kimberlin

      With a copy to:
      Littman Kroors LLP
      655 Third Avenue
      New York, NY 10017
      Attn: Mitchell C. Littman, Esq.

        4.6.    Counterparts; Facsimile or Electronic Transmission.    This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement. Executed counterparts of this Agreement may be delivered by facsimile transmission or other electronic means, and any counterpart so delivered shall constitute an original for all purposes and in all respects. Any person who delivers a counterpart by facsimile transmission or other electronic means shall deliver an original signature to the other party hereto for receipt by the second business day following the signature; provided, however, that the failure of such party to so deliver an original signature page shall not render this Agreement void or voidable.

        4.7.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.

        4.8.    Cooperation.    Subject to the terms and conditions hereof, Seller agrees to cooperate with Motorola as follows to assist Motorola to successfully complete the acquisition of all of the outstanding Shares:

          (a)  consenting to the disclosure of the substance of this Agreement and the filing of this Agreement as may be required pursuant to applicable securities laws;

          (b)  exercising its voting rights attached to Seller's Shares to oppose any proposed action (i) that might reasonably be regarded as being directed towards reducing the likelihood of, or preventing or delaying the successful completion of, the Offer, or (ii) that could materially change the business, assets, operations, capital, affairs, financial conditions, licences, permits, rights or privileges of Next Level;

          (c)  not taking any action of any kind that may reduce the likelihood of success of or delay the completion of the Offer and, promptly upon request, assisting Motorola by providing any information reasonably required for Motorola to secure regulatory approvals in respect of the completion of the Offer; and

          (d)  ensuring that its representations and warranties in Section 2.1 are true and correct at all times during the period from the date of this Agreement until the earlier of (i) the date Motorola acquires Seller's Shares and (ii) the date this Agreement is terminated in accordance with its terms.

        4.9.    Specific Performance.    Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

        4.10.    Proxy.    By executing this Agreement, the Seller hereby irrevocably appoints Motorola's officers and designees, and each of them, the attorneys-in-fact and proxies of the undersigned, each with full power of substitution, (i) to vote at any annual or special meeting of Next Level's Shareholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, (ii) to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, and (iii) to otherwise act as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, all of the Shares tendered under this Agreement. This power of attorney and proxy are irrevocable, and no subsequent powers of attorney, proxies, consents or revocations may be given by the Seller with respect thereto (and, if given, will not be deemed effective).

        4.11    Excluded Shares.    Notwithstanding anything herein to the contrary, this Agreement shall not apply to the Shares beneficially owned by Seller, through two partnerships as previously disclosed to Motorola in writing (the "Excluded Shares"). Subject to Seller's tax considerations, Seller shall use reasonable efforts to cause the Excluded Shares to be tendered pursuant to the Amended Offer at the Offer Price of $1.18 per Share.

        IN WITNESS WHEREOF, the foregoing accurately reflects the agreement between Seller and Motorola.

SELLER Next Level Partners LLC		MOTOROLA, INC.
By:	/s/ BRUNO LERER	By:	/s/ DONALD F. MCLELLAN
Name:	Bruno Lerer	Name:	/s/ Donald F. McLellan
Title:	Manager	Title:	Corporate Vice President
Date:	March 25, 2003	Date:	March 24, 2003

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LOCKUP AGREEMENT